Hashdex Commodities Trust POS AM

Exhibit 10.7

COMPLIANCE SERVICES AGREEMENT

This COMPLIANCE SERVICES AGREEMENT (the “Agreement”), effective as of January 15, 2026, is by and between Hashdex Commodities Trust (f/k/a Tidal Commodities Trust I), a Delaware statutory trust (the “Trust”), on behalf of certain Fund(s) (defined below), and Paralel Technologies LLC, a Delaware limited liability company (“Paralel”).

WHEREAS, Trust is a statutory trust organized under the laws of the State of Delaware and has filed with the U.S. Securities and Exchange Commission (the “SEC”) a Registration Statement for the Trust under the Securities Act of 1933, as amended (the “1933 Act”) with certain separate and distinct series listed on Appendix A (each series a “Fund” and collectively the “Funds”) and

WHEREAS, the sponsor of each Fund is Hashdex Asset Management Ltd. (the “Sponsor”) which manages and controls each Fund, subject to and within the scope of the limitations set forth in the Trust documentation.

WHEREAS, the Trust desires to engage Paralel to perform certain compliance services with respect to each Fund, and Paralel is willing to provide those services on the terms and conditions set forth in this Agreement.

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Trust and Paralel hereby agree as follows:

SECTION 1. PROVISION OF COMPLIANCE SERVICES; DELIVERY OF DOCUMENTS

(a)  Paralel agrees to provide Compliance Services to each Fund listed in Appendix A hereto for the period and on the terms and conditions set forth in this Agreement.

(b)  In connection therewith, the Trust has delivered (or will deliver, when available) to Paralel copies of, and shall promptly furnish Paralel with all amendments of or supplements to: (i) the Trust’s Declaration of Trust and Bylaws (collectively, as amended from time to time, “Organizational Documents”); (ii) the Trust’s current Registration Statement, as amended or supplemented, filed with the U.S. Securities and Exchange Commission (“SEC”) pursuant to the Securities Act; (iii) the current Prospectus as currently in effect and as amended or supplemented, (the “Prospectus”) in place; (iv) copies of the Trust’s current annual and semi-annual reports to shareholders; and (v) all compliance and risk management policies, programs and procedures adopted by the Trust. The Trust shall deliver to Paralel evidence of the authorization of the execution and delivery of this Agreement and will certify its authenticity upon request. In addition, the Trust shall deliver, or cause to deliver, to Paralel upon Paralel’s reasonable request any other documents that would enable Paralel to perform the services described in this Agreement.

SECTION 2. DUTIES OF PARALEL

(a)  Paralel shall provide the services as set forth on Appendix B hereto (the “Services”).

(b)  Paralel may provide other services and assistance relating to the affairs of the Trust as the Trust may, from time to time, request subject to mutually acceptable compensation and implementation agreements. Paralel shall be under no duty to take any action except as specifically set forth herein or as may be specifically agreed to by Paralel in writing.

(c)  Paralel shall maintain records relating to its services, such as compliance policies and procedures, relevant presentations, annual reviews, and other records (collectively, the “Records”). The Records shall be the property of the Trust. The Trust, or the Trust’s authorized representatives, shall have access to the Records at all times during Paralel’s normal business hours. Upon the reasonable request of the Trust, copies of any of the Records shall be provided promptly by Paralel to the Trust or its authorized representatives at the Trust’s expense.

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(d)  Nothing contained herein shall be construed to require Paralel to perform any service that could cause Paralel to be deemed an investment adviser for purposes of the Investment Company Act of 1940, as amended, or the Investment Advisers Act of 1940, as amended, or that could cause the Trust to act in contravention of its Prospectus or any provision of applicable federal securities laws. Further, while Paralel will provide consulting and other services under this Agreement to assist the Trust with respect to the Trust’s obligations under and compliance with various laws and regulations, the Trust understands and agrees that Paralel is not a law firm and that nothing contained herein shall be construed to create an attorney-client relationship between Paralel and Trust or to require Paralel to render legal advice or otherwise engage in the practice of law in any jurisdiction. Thus, the Trust assumes all responsibility for ensuring that the Trust complies with all applicable requirements of the Securities Act, the Securities Exchange Act of 1934 (the “Exchange Act”), and any laws, rules and regulations of governmental authorities with jurisdiction over the Trust. All references to any law in this Agreement shall be deemed to include reference to the applicable rules and regulations promulgated under authority of the law and all official interpretations of such law or rules or regulations.

(e)  Paralel does not offer legal or accounting services in connection with this Agreement and does not provide substitute services for the services provided by legal counsel or that of a certified public accountant. Paralel will make every reasonable effort to provide the services described in this Agreement; however, Paralel does not guarantee that work performed for the Trust would be favorably received by any regulatory agency.

(f)  In order for Paralel to perform the services required by this Section 2, the Trust shall (1) instruct all the Trust’s service providers (“Service Providers”) to furnish any and all information to Paralel as reasonably requested by Paralel and assist Paralel as may be required and (2) ensure that Paralel has access to all records and documents maintained by the Trust, or any Service Provider. Further, Paralel may consult and rely upon: (i) the advice and opinion of Trust or Sponsor counsel; (ii) any statement, oral or written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument that the Paralel reasonably believes to be genuine, and/or (iii) any direction, order or resolution of the Sponsor, preferably provided in writing.

(g)  Paralel shall cooperate with the Trust’s independent public accountants and shall take reasonable action to make all necessary information available to the accountants for the performance of such accountants’ duties.

SECTION 3. STANDARD OF CARE; LIMITATION OF LIABILITY; INDEMNIFICATION

(a)  Paralel agrees it will act in good faith and exercise commercially reasonable care and diligence in the performance of its Services described in this Agreement.

(b)  Notwithstanding anything in this Agreement to the contrary, Paralel, its affiliates and each of their respective directors, officers, control persons, employees and agents (any of Paralel, its affiliates, their respective officers, employees, agents and directors or such control persons, a “Paralel Associate”) shall have no liability to the Trust or its shareholders for any action or inaction of a Paralel Associate except to the extent that such liability results directly from the bad faith, reckless disregard, gross negligence or willful misfeasance of the Paralel Associate.

(c)  Except when directly related to or primarily arising out of the willful misfeasance, reckless disregard, bad faith or gross negligence of a Paralel Associate, the Trust agrees to indemnify and hold harmless the Paralel Associate against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages or expense and reasonable attorney’s fees incurred in connection therewith) of any Paralel Associate related to, arising out of or based upon (i) this Agreement or any activity related to or taken under this Agreement, and/or (ii) the breach of any obligation, representation or warranty under this Agreement by the Trust. Paralel agrees to provide the Trust with written notification of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim is served upon the Paralel Associate(s); however, failure to notify the Trust of any claim shall not relieve the Trust from any liability that it may have to the Paralel Associate against whom such action is brought unless failure or delay to so notify the Trust materially prejudices the Trust’s ability to defend against such claim. Paralel shall take all reasonable steps to mitigate any loss or damage for which it seeks indemnification under this provision, and no indemnification shall be provided for losses arising from Paralel’s failure to comply with its obligations under this Agreement.

(d)  Paralel agrees to indemnify and hold harmless the Trust, and each of its trustees and officers (for purposes of this paragraph, the Trust, and each of its trustees and officers and its controlling persons are collectively referred to as the “Trust Indemnitees”) against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages or expense and reasonable attorney’s fees incurred in connection therewith) directly related to or primarily arising out of Paralel Associate’s reckless disregard, willful misfeasance, bad faith or gross negligence taken in connection to this Agreement. In no case (i) is the indemnity of Paralel in favor of any Trust Indemnitee to be deemed to protect any Trust Indemnitee against any liability to which such Trust Indemnitee would otherwise be subject by reason of reckless disregard, willful misfeasance, bad faith or negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement. The Trust agrees to provide Paralel with written notification of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim is served upon the Trust Indemnitee(s). However, failure to notify Paralel of any claim shall not relieve Paralel from any liability that it may have to the Trust Indemnitees against whom such action is brought unless failure or delay to so notify Paralel materially prejudices Paralel’s ability to defend against such claim.

(e)  No indemnified party shall settle any claim against it for which it intends to seek indemnification from the indemnifying party, without prior written notice to and consent from the indemnifying party, which consent shall not be unreasonably withheld. No indemnified or indemnifying party shall settle any claim unless the settlement contains a full release of liability with respect to the other party in respect of such action.

(f)  Paralel shall not be liable for the errors of Service Providers or their systems and shall be entitled to rely upon information provided by the Trust or other service providers without investigation. Paralel shall have no liability (and shall be fully indemnified by Trust) for liabilities, losses, or otherwise related to the non-compliance by Trust with applicable requirements of any laws, rules and regulations of governmental authorities having jurisdiction over Trust, including, for the avoidance of doubt, U.S. securities and/or international tax laws and regulations, as applicable; provided that this provision shall not excuse liability to the extent such liability results directly from the bad faith, reckless disregard, gross negligence or willful misfeasance of a Paralel Associate.

(g)  In no event shall either party or their respective employees, officers, trustees and directors be liable for consequential, special, indirect, incidental, punitive or exemplary damages, costs, expenses or losses (including, without limitation, lost profits and opportunity costs or fines). The Trust agrees that Paralel’s total liability, including that of the Paralel Associates, for any actions, damages, claims, liabilities, costs, expenses or losses in any way arising out of or relating to the Services described in this Agreement (including liability related to indemnification duties) is limited to three (3) times the aggregate amount of the fees paid during the most recent fiscal year (or in the case of the initial fiscal year of the Trust, three (3) times the fees paid or to be paid during such full or partial fiscal year) to Paralel in performing the Services pursuant to this Agreement. The provisions of this paragraph shall apply regardless of the form of action, damage, claim, liability, cost, expense or loss, whether in contract, statute, tort (including, without limitation, negligence) or otherwise.

SECTION 4. REPRESENTATIONS AND WARRANTIES

(a)	Paralel covenants, represents and warrants to the Trust that (throughout the term of this Agreement):

(i)  it is a limited liability company duly organized and in good standing under the laws of the State of Delaware;

(ii)  it is empowered under applicable laws and by its operating agreement to enter into this Agreement and perform its duties under this Agreement;

(iii)  all requisite proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement;

(iv)  it has access to the necessary facilities, equipment, and personnel with the requisite knowledge and experience to assist in the performance of the Services and obligations under this Agreement;

(v)  this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of Paralel, enforceable against Paralel in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(vi)  has implemented and will continue to maintain adequate controls, systems, policies and procedures necessary to perform the Services, as well as to safeguard any confidential or proprietary information provided by the Trust and to prevent unauthorized access, use, or disclosure, utilizing industry-standard security measures; and

(vii)  has no actual or potential conflicts of interest that would materially prevent it from performing its obligations under this Agreement in a fair, impartial, and professional manner, and it will promptly disclose any such conflicts that arise during the term of this Agreement.

(b)	The Trust covenants, represents and warrants to Paralel that:

(i)  it is a statutory trust duly organized and in good standing under the laws of the State of Delaware;

(ii)  it is empowered under applicable laws and by its Organizational Documents to enter into this Agreement and perform its duties under this Agreement;

(iii)  all requisite corporate proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement;

(iv)  it is an exchange traded fund with a continuous offering registered under the Securities Act;

(v)  this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(vi)  a registration statement under the Securities Act is effective (or will be effective upon the commencement of operations) and will remain effective during any period of sales and appropriate State securities law filings have been made and will continue to be made with respect to the Trust.

SECTION 5. COMPENSATION AND EXPENSES

(a)  In consideration of the compliance services provided by Paralel pursuant to this Agreement, the Trust, shall pay Paralel the fees and expenses set forth in Appendix C hereto. Except as otherwise set forth in Appendix C hereto, all fees payable hereunder shall be accrued daily by the Trust and shall be payable monthly in arrears on the first business day of each calendar month for services performed during the prior calendar month. All out-of-pocket charges incurred by Paralel shall be paid by the Trust to Paralel as incurred and reported by Paralel. If fees begin to accrue in the middle of a month or if this Agreement terminates before the end of any month, all fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs. Upon the termination of this Agreement, the Trust shall pay to Paralel such compensation as shall be due and payable as of the effective date of termination, including any remaining fees outstanding under the then applicable term. On each January 1st (pro-rated for a previous partial year), the minimum fees reflected in the Appendix C shall be automatically increased by a cost of living adjustment equal to the change in the Consumer Price Index for the Denver-Aurora-Lakewood, CO region for the twelve-month period ending with the latest published month preceding January 1st (the “CPI”). Any CPI increases not charged in any given year may be included in prospective CPI fee increases in future years.

(b)  Paralel may, with respect to questions of law relating to its services hereunder, apply to and obtain the advice and opinion of Trust or Sponsor counsel. The costs of any such advice or opinion shall be borne by the Trust or Sponsor.

(c)  Paralel shall not be responsible for, or have any obligation to pay, any of the expenses of the Trust. All Trust expenses shall be the sole obligation of the Trust, which shall pay or cause to be paid all Trust expenses.

(d)  If Paralel shall be requested by the Trust (or the Trust’s officers), or is required by governmental summons, subpoena, investigation, examination or any other legal or regulatory process to perform services outside the scope of the services (such additional services, hereinafter referred to as “Extraordinary Services”), the Trust shall pay Paralel for the performance of such Extraordinary Services at Paralel’s then current standard hourly billing rate for Paralel’s professional time, and will reimburse Paralel for any out-of-pocket expenses, including attorneys’ fees, incurred by Paralel in connection therewith.

SECTION 6. EFFECTIVENESS, DURATION, TERMINATION AND ASSIGNMENT

(a)  This Agreement shall become effective as of the date first written above (the “Effective Date”) and shall continue thereafter throughout the period that ends three (3) years after the Effective Date (the “Initial Term”). Upon the Effective Date, this Agreement shall constitute the entire agreement between the parties and shall supersede all previous agreements between the parties, whether oral or written, relating to the Services described herein to the Trust.

(b)  Renewal Terms: If not sooner terminated, this Agreement shall renew at the end of the Initial Term and shall thereafter continue for successive annual periods (each a “Renewal Term” and collectively with the Initial Term, a “Term”) until terminated as provided herein.

(c)  Termination: Either party may terminate this Agreement, without payment of penalty, if upon at least sixty (60) days prior to the end of applicable Term it gives the other party a written notice of non-renewal and termination, with such termination coinciding at the end of the applicable Term. Except if terminated in accordance with the preceding sentence or by Section 6(d), if this Agreement is otherwise terminated by the Trust, the Trust shall be obligated to pay Paralel the remaining balance of Annual Base Fees remaining due under this Agreement through the end of the then applicable Term.

(d)  Paralel or Trust also may, by written notice to the other, terminate this Agreement if any of the following events occur:

i.	The other party (A) fails to materially meet its obligations hereunder or breaches any material term, condition or provision of this Agreement, which failure or breach, if capable of being cured, is not cured within 30 calendar days after the non-breaching party gives the other party written notice of such breach, or (B) engages in willful misconduct, bad faith, gross negligence or reckless disregard in the performance of its duties, obligations and responsibilities set forth in this Agreement, which causes such party to break any material term, condition or provisions of this Agreement; or

ii.	The other party (A) terminates or suspends its business, (B) becomes insolvent, admits in writing its inability to pay its debts as they mature, makes an assignment for the benefit of creditors, or becomes subject to direct control of a trustee, receiver or analogous authority, (C) becomes subject to any bankruptcy, insolvency or analogous proceeding, or (D) the other party becomes subject to a material Action (as defined below) or an Action that the terminating party reasonably determines could cause the terminating party reputational harm (in the case of the Trust, including any Action against the Sponsor or other service provider of the Trust), or (E) where the other party is the Trust, material changes in governing documents, bylaws, or registration statement, or other assumptions relied upon by the Paralel or the assumptions set forth are determined by Paralel, in its reasonable discretion, to materially affect the services provided by Paralel, or the Paralel is no longer permitted to perform its duties, obligations, or responsibilities hereunder pursuant to applicable law, or regulatory, administrative or judicial proceedings. “Action” means any civil, criminal, regulatory or administrative lawsuit, allegation, demand, claim, counterclaim, action, dispute, sanction, suit, request, inquiry, investigation, arbitration or proceeding, in each case, made, asserted, commenced or threatened by any person, including any government entity or authority.

iii.	If any such event occurs, the termination will become effective immediately or on the date stated in the written notice of termination, or other such date as agreed to by the parties.

(e)  The provisions of Sections 3, 5 (for any outstanding payments), 6 (as applicable), 7, and 10 shall survive any termination of this Agreement.

(f)  This Agreement and the rights and duties under this Agreement shall not be assignable by the Trust except by the specific written consent of Paralel. All terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto.

SECTION 7. CONFIDENTIALITY

Each party shall comply with the laws and regulations applicable to it in connection with its use of confidential information, including, without limitation, Regulation S-P (if applicable). Paralel agrees to treat all records and other information related to the Trust as proprietary information of the Trust and, on behalf of itself and its employees, to keep confidential all such information, except that Paralel may release such other information (a) as approved in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where Paralel is advised by counsel that it may be exposed to civil or criminal contempt proceedings for failure to release the information (provided, however, that Paralel shall seek the approval of the Trust as promptly as possible so as to enable the Trust to pursue such legal or other action as it may desire to prevent the release of such information) or (b) when so requested by the Trust.

SECTION 8. FORCE MAJEURE

Paralel shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, technical national emergencies, fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication system or power supply. In addition, to the extent Paralel’s obligations hereunder are to oversee or monitor the activities of third parties, Paralel shall not be liable for any failure or delay in the performance of Paralel’s duties caused, directly or indirectly, by the failure or delay of such third parties in performing their respective duties or cooperating reasonably and in a timely manner with Paralel.

SECTION 9. ACTIVITIES OF PARALEL

(a)  Except to the extent necessary to perform Paralel’s obligations under this Agreement, nothing herein shall be deemed to limit or restrict Paralel’s right, or the right of any of Paralel’s managers, officers or employees who also may be a director, trustee, officer or employee of the Trust, or who are otherwise affiliated persons of the Trust, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, trust, firm, individual or association.

(b)  Paralel may subcontract any or all of its functions or responsibilities pursuant to this Agreement to one or more persons, which may be affiliated persons of Paralel who agree to comply with the terms of this Agreement; provided, that any such subcontracting shall not relieve Paralel of its responsibilities hereunder. Paralel may pay those persons for their services, but no such payment will increase Paralel’s compensation or reimbursement of expenses from the Trust.

SECTION 11. MISCELLANEOUS

(a)  This Agreement shall be governed by, and the provisions of this Agreement shall be construed and interpreted under and in accordance with, the laws of the State of Delaware, without regard to the conflict of laws provisions thereof. Each party to this Agreement, by its execution hereof (i) irrevocably submits to the nonexclusive jurisdiction of the state courts of the State of Colorado or the United States District Courts for the District of Colorado for the purpose of any action between the parties arising in whole or in part under or in connection with this Agreement, and (ii) waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court.

(b)  This Agreement may be executed by the parties hereto in any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(c)  If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid. This Agreement shall be construed as if drafted jointly by both Paralel and Trust and no presumptions shall arise favoring any party by virtue of authorship of any provision of this Agreement.

(d)  Section headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(e)  Any notice required or permitted to be given hereunder by either party to the other shall be deemed sufficiently given if in writing and personally delivered or sent by electronic mail (when acknowledged, which shall not be unreasonably withheld), or registered, certified or overnight mail, postage prepaid, addressed by the party giving such notice to the other party at the address furnished below unless and until changed by Paralel or the Trust, as the case may be. Notice shall be given to each party at the following address:

(i) To Paralel:	(ii) To Trust:
Paralel Technologies LLC 1700 Broadway, Suite 2100 Denver, CO Attention: General Counsel Email: legalnotice@paralel.com; chris@paralel.com	Hashdex Commodities Trust 19 West 44th Street, Suite 200 New York, NY 10036 Attention: Risk and Compliance - Hashdex Email: risk-compliance@hashdex.com

(g)  Nothing contained in this Agreement is intended to or shall require Paralel, in any capacity hereunder, to perform any functions or duties on any day other than a Trust business day. Functions or duties normally scheduled to be performed on any day which is not a Trust business day shall be performed on, and as of, the next Trust business day, unless otherwise required by law.

(h)  The term “affiliate” and all forms thereof used herein shall have the meanings ascribed thereto in the Investment Company Act of 1940, as amended.

(i)    No amendment to this Agreement shall be valid unless made in writing and executed by all parties hereto.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

HASHDEX COMMODITIES TRUST		PARALEL TECHNOLOGIES LLC

By:	/s/ Samir Kerbage	By:	/s/ Jeremy May
Name:	Samir Kerbage	Name:	Jeremy May
Title:	CIO	Title:	CEO

APPENDIX A – LIST OF FUNDS

1. Hashdex Bitcoin ETF (Ticker: “DEFI”)

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APPENDIX B - SERVICES

Paralel will perform the following Services for the Trust, with respect to the Funds, in the compensation noted in Appendix C:

Compliance Services

■	Develop and/or maintain compliance policies and procedures for the Trust, with respect to the Fund(s)
■	Conduct periodic reviews of the adequacy of the Trust’s and service providers’ compliance policies and procedures and determine the effectiveness of their implementation
■	Conduct on-site visits to the Sponsor and other service providers as necessary
■	Meet periodically with the Trust’s management
■	Prepare periodic, but no more than quarterly, and annual compliance reports for the Sponsor
■	Maintain records relating to the Trust’s compliance program
■	Develop and/or maintain Anti-Money Laundering policies and procedures for the Trust.

Revisions to, or the addition of new services to the services listed above (including but not limited to new or revised services related to regulatory changes or special projects) shall be subject to additional fees as determined by Paralel.

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APPENDIX C - COMPENSATION

[Attached]

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